                                                                     Exhibit 5.1

                             VINSON & ELKINS L.L.P.
                                ATTORNEYS AT LAW

                             VINSON & ELKINS L.L.P.
                            3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                            DALLAS, TEXAS 75201-2975
                            TELEPHONE (214) 220-7700
                               FAX (214) 220-7716

                                                              Web: www.velaw.com


                                April 11, 2001


Miller Exploration Company
3104 Logan Valley Road
Traverse City, Michigan  49685-0348

Ladies and Gentlemen:

         We have acted as counsel for Miller Exploration Company, a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933 (the "Act") of 1,200,000 shares of common stock, par value $0.01 per share, and 480,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") which may be offered from time to time, respectively, under the Miller Exploration Company Stock Option Plan and Restricted Stock Plan of 1997, as amended, and the Amended and Restated Equity Compensation Plan for Non-Employee Directors, as amended (the "Plans"), under the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on April 11, 2001.

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company authorizing the issuance and offering of the Shares in the Plans,
(v) the Plans and (vi) amendments to the Plans adopted or to be adopted by the Company's stockholders.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

Miller Exploration Company
Page 2
April 11, 2001


         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when offered and issued by the Company pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

         This opinion is limited in all respects to the Delaware General Corporation Law and the federal laws of the United States of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,



                                        /s/ VINSON & ELKINS L.L.P.